Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Alta Mesa Resources, Inc. on Form S-8 of our report, dated March 29, 2018, relating to the balance sheets of Alta Mesa Resources, Inc. as of December 31, 2017 and 2016 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2017 and for the period from November 16, 2016 (date of inception) to December 31, 2016.

/s/ WithumSmith+Brown, PC

New York, New York

April 10, 2018